Exhibit 99.1

Horsehead Update on Mooresboro, NC Facility

PITTSBURGH--(BUSINESS WIRE)--January 5, 2015--Horsehead Holding Corp. (NASDAQ: ZINC) today issued an update on operations at its Mooresboro, North Carolina zinc production facility. The Company reported that the facility produced approximately 12,000 tons of zinc metal in the fourth quarter of 2014, compared to 4,300 tons in the third quarter. Production of metal for the month of December was approximately 5,400 tons as improvements with equipment reliability and process debottlenecking helped to accelerate the ramp-up rate during the quarter. Zinc metal sales continued to be supplemented with the sale of approximately 26,000 tons of zinc calcine during the fourth quarter. Feed was introduced to the lead/silver recovery circuit during the fourth quarter as testing and optimization of several unit operations was started in preparation to begin lead-silver concentrate production.

Jim Hensler, the Company’s President and CEO, issued the following statement: “We are encouraged by the progress made during the fourth quarter of 2014. We are particularly pleased that for extended periods in December, the facility operated near our estimated cash-flow breakeven level after cash interest expense of 230 tons per day. While we still face potential risks, the team on-site is working diligently to continue to increase production and remains optimistic that the identified challenges can be mitigated or resolved. We are pleased with the progress being made and continue to believe this investment will achieve the previously stated financial performance goals.”

About Horsehead

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust; The International Metals Reclamation Company, LLC (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America; and Zochem Inc., a zinc oxide producer located in Brampton, Ontario. Horsehead, headquartered in Pittsburgh, Pa., employs approximately 700 people and has seven facilities throughout the U.S. and Canada. Visit www.horsehead.net for more information.

Cautionary Statement about Forward-Looking Statements

This press release contains forward-looking statements, including statements about future operating levels and production rates, expected financial and operating performance, historical results and operational developments that may suggest trends for our business and statements regarding the expected benefits of the new zinc facility once fully operational. These statements are based on assumptions, estimates and information available to us at the time of this press release and are not guarantees of future performance. Our actual results, performance or achievement could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Horsehead Holding Corp.
Ali Alavi, Vice President, 724-773-2212